UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida

33607

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01                                             Material Definitive Agreement

1. Annual Incentive Plan Awards

The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Walter Industries, Inc. (the “Company”) has approved certain cash awards to be paid to its Named Executive Officers. Cash awards were made pursuant to and will be paid subject to the Annual Incentive Plan for Key Employees.

The financial goals, which account for 80% of the potential incentive award, are tied to 2005 Corporate Net Income and Return on Net Asset (RONA) for corporate executives and operating income and subsidiary RONA for subsidiary executives. Each participant also has specific individual, non-financial performance objectives which account for 20% of the potential incentive award. These non-financial objectives vary among executives and are determined based on position, operating unit and areas of responsibility. The incentive formulas also provide that if earnings per share do not meet a minimum value, no bonus will be paid. Each Named Executive Officer has a bonus target expressed as a percentage of salary. Bonus targets for Named Executive Officers range from 60% to 100% of base salary, with potential incentive awards ranging from 0% to 200% of target.

Consistent with incentive plan requirements, earnings per share and financial objectives, RONA and Net Income and Operating Income, as applicable, were evaluated as were non-financial individual performance objectives. The Incentive Plan awards for 2005 were measured against performance measures established at the beginning of the year. The cash awards to the Named Executive Officers for the Incentive Plan year 2005 are as set forth below:

Name and Principal Position	Incentive Award

Gregory E. Hyland Chairman, CEO and President	$350,000

William F. Ohrt, Executive VP and CFO	$423,122

Victor P. Patrick, Senior VP, Secretary and General Counsel	$343,684

George R. Richmond, President, Jim Walter Resources, Inc.	$367,500

2. Letter Agreement

On February 23, 2006, Mueller Water Products, Inc., a wholly owned subsidiary of the Company (“Mueller Water”), DLJ Merchant Banking II, Inc., as the Stockholders Representative, and the Company entered into a letter agreement with respect to the Agreement and Plan of Merger dated as of June 17, 2005, as amended (the “Merger Agreement”) among Mueller Water, the Company,  JW MergerCo, Inc. and DLJ Merchant Banking II, Inc., as the Stockholders Representative. Under the terms of the February 23, 2006 letter agreement, the parties determined the Final Closing Cash and Final Working Capital (as these terms are defined in the Merger Agreement) and agreed that the Shortfall Amount under the Merger Agreement is $10,527,000. As a result, Mueller Water, DLJ Merchant Banking II, Inc. and the Company have jointly instructed The Bank of New York, as Escrow Agent, to pay and, as of February 23, 2006, the Escrow Agent has paid, the amounts in the Escrow Account (as defined in the Merger Agreement), including the $25 million initially deposited in the Escrow Account and the approximately $0.4 million in interest earned through February 23, 2006, net of fees and expenses, as follows: approximately $10.8 million to the Company and approximately $14.6 to the former equity holders of Mueller Water, with approximately $11.3 million being paid to DLJ Merchant Banking II, Inc. and its affiliates, and approximately $3.3 million being paid to Mueller Water for further distribution to Mueller Water’s former equity holders. This represents a per-share payment to the former equity holders of Mueller Water equal to approximately $0.06/share, and makes the total Share Consideration (as defined in the Merger Agreement) to the Mueller Water’s former shareholders equal to approximately $3.75/share. The February 23, 2006 letter agreement is filed herewith as Exhibit 10.1.

Item 9.01                                             Financial Statements and Exhibits

The following exhibits are filed herewith:

(d)                                                                                 Exhibits

10.1                                                                           Letter Agreement dated as February 23, 2006 between Walter Industries, Inc. and Mueller Water Products, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Sr. Vice President, General Counsel
and Secretary

Date:  February 27, 2006